Exhibit 99


Contact:    Grant Kurtz, President and Chief Executive Officer
            Martin Lilienthal, Executive Vice President and Chief Financial Officer
            (860) 509-1000 ext. 2339

                  THE ADVEST GROUP, INC. REPORTS FOURTH QUARTER
                             AND FISCAL YEAR RESULTS


Hartford, CT October 26, 2000 - The Advest Group, Inc. today announced record revenues, net income and earnings per share for its fiscal year which ended September 30. Income from continuing operations was a record $20.7 million ($2.27 per diluted share) compared with $13.4 million ($1.46 per diluted share) last year, a 55% increase. Net income was a record $21.0 million ($2.30 per diluted share) compared with $13.6 million ($1.48 per diluted share) a year ago, an increase of 55%. Total revenues rose 25% to $418.8 million, a record level for the fifth consecutive year. Return on equity was 14.6% compared with 10.5% last year. At September 30, book value was a record $17.07 per share.
      For the fourth quarter, income from continuing operations rose 59% to $4.8 million compared with $3.0 million a year ago. Diluted earnings per share were $.53 compared with $.33 last year, a 61% increase. Net income increased 46% year-to-year. Total revenues were $102.4 million, up 19% from $86.3 million last year.
      "I couldn't be more pleased with our accomplishments during fiscal 2000," said Grant Kurtz, President and Chief Executive Officer. It is most satisfying to close our final year as a public company with record revenues and profits, and we look forward to even better results in the years ahead as we join The MONY Group."
      For the 2000 fiscal year, Advest, Inc., the Company's broker/dealer subsidiary, reported record revenues and pre-tax profits. Advest, Inc.
posted pre-tax earnings of $34.8 million, up 38% from $25.2 million in fiscal 1999. Total revenues were $413.7 million, a 25% year-to-year increase and a record high for the sixth consecutive year.


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The Advest Group, Inc.
Fourth Quarter Report
Page 2 of 4

      Fourth quarter pre-tax profits for Advest, Inc. were $8.2 million, a 38% increase from $5.9 million last year. Total revenues increased 18% to $101.0 million.
      "Our Private Client Group turned in another outstanding performance, achieving record revenues, profitability and financial advisor productivity for a sixth consecutive year," Mr. Kurtz noted. "Advest's Fixed Income Capital Markets Group also had an exceptional year with solid gains attained from retail sales and institutional sales and trading. On the equity side, our Nasdaq trading desk handled record volumes of agency and principal business throughout the year and posted significantly improved trading results as well."
      On August 24, 2000, the Company signed a definitive agreement to be acquired by The MONY Group, a New York City-based financial services company (NYSE:MNY). Since the acquisition was announced, both Hart-Scott-Rodino and NASD clearance have been received and the Advest proxy has been filed with the SEC. Proxies were mailed to Advest shareholders and are due November 20, 2000 when Advest will hold a special meeting to vote on the transaction. Teams of executives from both companies are working on critical business issues, including revenue generating opportunities and business process alignment.
      "Our plan to join The MONY Group has been well received by our customers, employees and investors," said Mr. Kurtz. "Through our efforts thus far, the benefits to Advest have become even more evident, specifically in the areas of financial resources, technological development and customer relationship management."
      In other news, in June, Boston Advisors, Inc., the Company's investment advisory subsidiary, launched three money funds - a money market fund, a U.S. Government fund and a tax-free fund. Over $1.0 billion of funds designated for investment in money funds by brokerage clients of Advest, Inc. has been transferred into the Boston Advisor funds. The Company can generate a more competitive yield by managing the money funds in-house.
      On October 16, The Company paid a dividend to shareholders of record on September 30, 2000. At September 30, 2000, 8,833,789 shares of common stock were outstanding.


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The Advest Group, Inc.
Fourth Quarter Report
Page 3 of 4

      The Advest Group, Inc. is a diversified financial company listed on the New York Stock Exchange under the symbol ADV. Advest, Inc., its principal subsidiary, provides brokerage, trading, investment banking and asset management services to retail and institutional investors through 97 sales offices in 15 states and Washington, DC. Advest Bank and Trust, provides trust and custody services primarily through Advest, Inc.'s branch network. For more information, visit our Internet site at www.advest.com.
                            -------------------------


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The Advest Group, Inc.
Fourth Quarter Report
Page 4 of 4


                  THE ADVEST GROUP, INC. COMPARATIVE RESULTS
                   (In thousands, except per share amounts)

                                 Quarters Ended             Fiscal Years Ended
                               9/30/00    9/30/99         9/30/00        9/30/99
                               -------    -------         -------        -------

REVENUES                      $102,398    $86,266       $ 418,752     $  335,238
Income before taxes           $  8,195    $ 5,060       $  35,127     $   22,312
INCOME FROM CONTINUING
OPERATIONS                    $  4,835    $ 3,036       $  20,730     $   13,387
Income from discontinued
     Operations, net of taxes $     --    $   274       $     294     $      877
Loss on sale of discontinued
     Operations, net of taxes $     --    $   (8)       $      --     $    (713)
NET INCOME                    $  4,835    $ 3,302       $  21,024     $   13,551

Shareholders' equity                                    $  150,800    $  135,136
Total assets                                            $2,088,889    $1,462,621

Per share data:
   Basic earnings:
      CONTINUING OPERATIONS   $   0.62    $  0.38       $     2.61    $     1.67
      Discontinued operations $     --    $  0.03       $     0.04    $     0.11
      Loss on sale of
        discontinued
        Operations            $     --    $    --       $       --    $   (0.09)
      NET INCOME              $   0.62    $  0.41       $     2.65    $     1.69


   Diluted earnings:
      CONTINUING OPERATIONS   $   0.53    $  0.33       $     2.27    $     1.46
      Discontinued operations $     --    $  0.03       $     0.03    $     0.10
      Loss on sale of
        discontinued
         operations           $     --    $    --       $       --    $   (0.08)
      NET INCOME              $   0.53    $  0.36       $     2.30    $     1.48

   CASH DIVIDENDS             $   0.06    $  0.05       $     0.23    $     0.19

   BOOK VALUE                                           $    17.07    $    15.14

Average shares outstanding:
      Basic                      7,854      7,984            7,919         7,996
      Diluted                    9,121      9,208            9,157         9,181